Exhibit 99.1

Expion360 Reports First Quarter 2026 Financial and Operational Results

Upcoming Launch of Next Generation Products to Expand Market Opportunities

REDMOND, OR – May 18, 2026 – Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage solutions, today reported its financial and operational results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial and Operational Highlights

●	Net sales for the three months ended March 31, 2026 totaled $1.6 million, a 24% decrease compared to $2.0 million for the same period in 2025.
●	Gross profit for the three months ended March 31, 2026 totaled $0.4 million, a 21% decrease compared to $0.5 million for the same period in 2025.
●	Net cash used in operations for the three months ended March 31, 2026 was $1.1 million, compared to $1.2 million for the same period in 2025.
●	Cash and cash equivalents totaled $3.1 million as of March 31, 2026, compared to $3.0 million as of December 31, 2025.
●	Working capital was $5.6 million as of March 31, 2026, compared to $6.0 million as of December 31, 2025.
●	Stockholders’ equity totaled $6.0 million as of March 31, 2026, compared to $6.5 million as of December 31, 2025.
●	Entered into a strategic partnership related to the launch of the DASGen Hybrid Energy Storage System, an energy storage solution intended for use on construction and industrial job sites, marking Expion360’s entry into the industrial market.
●	Announced the upcoming release of three next-generation battery models, with commercial availability expected in the second half of 2026.

Management Commentary

"The first quarter of 2026 was underscored by ongoing progress for our technology roadmap and diversifying our portfolio into strategic adjacent verticals including construction and industrial markets,” said Joseph Hammer, Chief Executive Officer and Chairman of the Board of Directors of Expion360. “First quarter sales were impacted by the strategic decision to discontinue resale of certain low-margin accessories in order to increase our profit margins. Also, certain OEM customers entered the period carrying elevated battery inventory levels built up through year-end, which tempered order volume in the quarter. We anticipate demand from these customers to normalize in the second quarter of 2026 and beyond as their inventories return to standard operating levels. We continue to position the Company toward the achievement of increased market share and revenue growth with new products and technologies, OEM market penetration, and expanded reach through new partnerships.

“We are highly focused on scaling our technology, including the upcoming introduction of three next-generation lithium battery models for the industrial market, a key strategic target for our expansion into adjacent verticals. With commercial availability expected in the second half of 2026, the new models build upon our established reputation in the RV and marine sectors. They are designed to meet the increasing demand for higher-energy-density, fully-featured battery systems within commercial and industrial sectors. We expect to provide these batteries at a lower cost than current equivalent models, while delivering superior capacity and enhanced performance. Additionally, updated battery designs are intended to optimize our internal cost structures and margins which we expect will enable product development reinvestment.

“During the quarter we partnered with Dealer Accessory Supply to introduce the DASGen Hybrid Energy Storage System, an energy solution engineered for use at construction and industrial job sites. Utilizing Expion360 battery technology, the system functions as an energy buffer between diesel generators and jobsite electrical loads. By storing and deploying power based on real-time load requirements, the system can reduce generator runtimes and increase efficiency, depending on specific site conditions and usage patterns. Following successful performance at test sites and early interest from major construction firms, we are preparing to offer this system to the market through our commercial sales organization.

“We expect the future development of our technology roadmap will involve the diversification of our portfolio and the exploration of new revenue streams. We are focused on higher-density lithium-ion and LiFePO4 chemistries, modular platforms, and enhanced battery management systems aimed at improving safety, longevity, and overall cost efficiency for mobile and off-grid applications. We are also developing specialized energy storage solutions for surveillance and monitoring use cases. Our research and development efforts remain concentrated on next-generation storage technologies that support scalable manufacturing, improved energy density and lower costs. To strengthen our vertical integration, we may also explore selective partnerships or acquisitions in energy management and power electronics.

“Looking ahead, we are pursuing opportunities within the construction and industrial sectors for our three new next-generation lithium battery models. Our near-term objectives include continuing OEM market penetration and expanding our reach through new partnerships. New products are under development, including new battery form factors and features tailored to specific OEM requirements. We remain committed to innovation, disciplined margin improvement, and steady growth across our end markets,” concluded Mr. Hammer.

First Quarter 2026 Financial Summary

Net sales in the first quarter of 2026 totaled $1.6 million, a decrease of 24% from $2.0 million in the prior year period. The decrease in net sales was primarily attributable to discontinuing sales of certain low-margin accessories. In addition, certain OEM customers entered 2026 carrying elevated battery inventory levels, which is expected to normalize in the second quarter of 2026 and beyond.

Gross profit in the first quarter of 2026 totaled $0.4 million, or 25% as a percentage of net sales, compared to gross profit of $0.5 million, or 24% as a percentage of net sales, in the prior year period. The decrease in gross profits was primarily attributable to the decrease in net sales, although gross profit as a percentage of net sales increased due to discontinuing sales of low-margin items.

Selling, general, and administrative expenses were $2.2 million in the first quarter of 2026, an increase of 31% from $1.6 million in the first quarter of 2025. The increase was primarily due to increases in legal and professional fees and salaries and benefits.

Net loss in the first quarter of 2026 totaled $1.8 million, compared to $1.2 million in the first quarter of 2025. The change was primarily the result of higher selling, general, and administrative expenses as well as lower net sales.

Cash and cash equivalents totaled $3.1 million as of March 31, 2026, compared to $3.0 million as of December 31, 2025, an increase of $0.1 million, or 3%. Working capital was $5.6 million as of March 31, 2026, compared to $6.0 million as of December 31, 2025, a decrease of $0.4 million, or 7%. Stockholders’ equity totaled $6.0 million as of March 31, 2026, compared to $6.5 million as of December 31, 2025, a decrease of $0.5 million, or 7%.

Net cash used in operating activities for the three months ended March 31, 2026 decreased 8% to $1.1 million from $1.2 million in the prior year period.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and industrial applications.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS casing and solid mechanical connections help provide top performance and safety. Expion360 delivers advanced lithium battery technology that powers every adventure, every mission, for the moments that matter.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit expion360.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s anticipated timing of commercial availability of its products, the expected demand for its products, the Company’s ability to execute on its growth strategy and initiatives, the Company’s ability to expand its product portfolio and introduce new technologies, and the Company’s expectations for product features and capabilities and market opportunity. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

541-797-6714

Shawna.Bowin@expion360.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

EXPION360 INC.

BALANCE SHEETS

	As of March 31, 2026 (Unaudited)	As of December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$3,056,538	$2,969,096
Accounts receivable, net	616,448	718,964
Inventory	2,433,581	2,858,780
Prepaid/in-transit inventory	174,362	318,440
Prepaid expenses and other current assets	326,353	179,645
Total current assets	6,607,282	7,044,925

Property and equipment	807,083	807,083
Accumulated depreciation	(503,774)	(478,861)
Property and equipment, net	303,309	328,222

Other Assets
Operating leases – right-of-use asset	587,672	666,199
Deposits	32,016	32,016
Total other assets	619,688	698,215
Total assets	$7,530,279	$8,071,362

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$419,599	$403,792
Customer deposits	1,042	2,978
Accrued expenses and other current liabilities	241,448	221,863
Current portion of operating lease liability	332,410	337,246
Current portion of long-term debt	31,572	31,058
Total current liabilities	1,026,071	996,937

Long-term debt, net of current portion and discount	158,106	166,187
Operating lease liability, net of current portion	296,503	372,478
Total liabilities	1,480,680	1,535,602

Stockholders’ equity
Preferred stock, par value $0.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $0.001; 200,000,000 shares authorized; 11,438,298 and 9,781,739 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	11,438	9,782
Additional paid-in capital	48,610,756	47,336,405
Accumulated deficit	(42,572,595)	(40,810,427)
Total stockholders’ equity	6,049,599	6,535,760
Total liabilities and stockholders’ equity	$7,530,279	$8,071,362

EXPION360 INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Net sales	$1,565,847	$2,049,331
Cost of sales	1,169,771	1,547,764
Gross profit	396,076	501,567
Selling, general and administrative	2,166,985	1,649,435
Loss from operations	(1,770,909)	(1,147,868)

Other (income) / expense:
Interest income	(14,316)	(1)
Interest expense	5,519	5,668
Gain on sale of property and equipment	—	(1,625)
Other expense	30	50
Total other (income) / expense	(8,767)	4,092
Loss before taxes	(1,762,142)	(1,151,960)

Franchise taxes	26	38
Net loss	$(1,762,168)	$(1,151,998)

Net loss per share (basic and diluted)	$(0.17)	$(0.37)
Weighted-average number of common shares outstanding	10,459,784	3,109,522

EXPION360 INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash flows from operating activities

Net loss	$(1,762,168)	$(1,151,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,913	34,028
Gain on sale of property and equipment	—	(1,625)
Stock-based compensation	53,190	50,721
Valuation of inventory	(74,443)	—
Allowance for doubtful accounts	7,626	—
Changes in operating assets and liabilities:
Accounts receivable	94,890	20,397
Inventory	499,642	(1,204,572)
Prepaid/in-transit inventory	144,078	1,463,145
Prepaid expenses and other current assets	(146,708)	28,088
Deposits	—	2,000
Accounts payable	15,807	29,366
Customer deposits	(1,936)	(6,554)
Accrued expenses and other current liabilities	19,585	9,410
Right-of-use assets and lease liabilities	(2,284)	(1,340)
Suspended liability	—	(500,000)
Net cash used in operating activities	(1,127,808)	(1,228,934)

Cash flows from investing activities
Net proceeds from sale of property and equipment	—	2,750
Net cash provided by investing activities	—	2,750

Cash flows from financing activities
Principal payments on long-term debt	(7,567)	(8,331)
Net proceeds from issuance of common stock	1,222,817	1,779,557
Net cash provided by financing activities	1,215,250	1,771,226

Net change in cash and cash equivalents	87,442	545,042
Cash and cash equivalents, beginning	2,969,096	547,565
Cash and cash equivalents, ending	$3,056,538	$1,092,607

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,573	$6,001
Cash paid for franchise taxes	$176	$—